                                                                   EXHIBIT 10.12


                     [LETTERTHEAD OF KOHL'S APPEARS HERE]


December 10, 1998


Ms. Caryn Blanc
Kohl's Corporation
N56 W17000 Ridgewood Drive
Menomonee Falls, WI  53051

     Re:  Kohl's Corporation

Dear Ms. Blanc:

     You and Kohl's Department Stores, Inc. (the "Company") entered into a letter agreement dated May 4, 1992 relating to the Company's agreement to lend you sufficient funds to enable you to pay a portion of your tax arising from the termination of restrictions applying to your stock in Kohl's Corporation ("Kohl's"), which letter agreement was amended and restated by letter agreements dated December 10, 1992 and December 10, 1995 (collectively "the "Prior Agreements"). This agreement further amends and restates the Prior Agreements and the promissory note and pledge agreement executed in connection therewith such that they read in their entirety as set forth herein and in the documents attached hereto.

     In consideration of your agreement not to make an election under Section 83(b) of the Internal Revenue Code, the Company has loaned you the principal amount of $182,948.00 pursuant to the Prior Agreements, to enable you to pay your personal income tax arising from the termination of restrictions that applied to your Kohl's stock under the now-terminated Kohl's Stockholder Agreement dated November 21, 1988.

     The loan shall be evidenced by the promissory note (the "Note") and secured by a pledge agreement in the forms of the attached documents. The Note bears interest at 4.33% per annum. During the term of the loan, so long as you are employed by the Company, the Company will pay you additional compensation in an amount such that the after-tax proceeds of such additional compensation will enable you to pay interest due on the loan (other than interest accruing on any principal not paid when due). Your taxes will be computed taking into account, in an equitable manner, the anticipated tax benefit for such portion of the interest that will be deductible by you. It will be your obligation each year to provide the Company with documentation related to your income and tax liability for such year.

     The unpaid principal balance of the loan, together with interest accrued thereon, shall be due and payable on the Maturity Date (defined below); provided, however, that:

Ms. Caryn Blanc
December 10, 1998
Page 2


     (a) In the event of your Retirement, as such term is defined in Kohl's 1992 Long Term Compensation Plan (the "Plan"), or your employment with the Company is terminated for any reason, whether voluntarily or involuntarily, by you or the Company other than a termination for Disability, as such term is defined in the Plan, or death, the unpaid principal balance of the loan together with interest accrued thereon, shall be due and payable on the termination of your employment;

     (b) In the event your employment with the Company is terminated due to Disability or death, the unpaid principal balance of the loan, together with interest accrued thereon, shall be due and payable the earlier of one year after the termination of such employment or the Maturity Date; and

     (c) In the event you, members of your family or trusts established for your or their benefit (the "Family Group") sells, disposes of or otherwise transfers (voluntarily or involuntarily) outside of the Family Group any shares of Kohl's stock owned by your Family Group (which would include any Kohl's stock your Family Group may subsequently acquire whether upon exercise of stock options or otherwise), for each such share of Kohl's stock so transferred, $1.18 of principal amount of the loan (appropriately adjusted for any stock split, reverse stock split, stock dividend or similar transaction affecting the capitalization of Kohl's), together with interest accrued thereon, shall be immediately due and payable.

     The Maturity Date shall be December 9, 2001. The Company does not anticipate extending the Maturity Date thereafter.

     You shall have the right at any time or from time to time to prepay all or any portion of the unpaid principal of the loan, provided any such prepayment includes interest through the date or prepayment.

     This agreement sets forth the full understanding of the parties and supersedes all prior agreements relating to the subject matter hereof. It may be amended only by an agreement in writing. This agreement shall be governed and constructed in accordance with the laws of the State of Wisconsin.
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Ms. Caryn Blanc
December 10, 1998
Page 3


     If the foregoing correctly sets forth our understanding, please so acknowledge by executing one copy of this letter in the space provided below and return it to the undersigned.

                                             Very truly yours,


                                             KOHL'S DEPARTMENT STORES, INC.


                                             By: /s/ William S. Kellogg,
                                                -----------------------------
                                                William S. Kellogg,
                                                Chief Executive Officer

Accepted and agreed to this
1 /st/ day of December, 1998.
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/s/ Caryn Blanc
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Caryn Blanc